UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  July 29, 1999
                                                       -------------



                      Simpson Manufacturing Co., Inc.
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           (Exact name of registrant as specified in its charter)



         Delaware                    0-23804             94-3196943
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(State or other jurisdiction       (Commission        (I.R.S. Employer
     of incorporation)             file number)      Identification No.)



             4637 Chabot Drive, Suite 200, Pleasanton, CA 94588
             --------------------------------------------------
                  (Address of principal executive offices)


    (Registrant's telephone number, including area code):  (925) 460-9912

ITEM 5. OTHER EVENTS.


     On August 2, 1999, Simpson Manufacturing Co., Inc. announced the adoption of a stockholder rights plan in a press release excerpted below:


                      PRESS RELEASE - August 2, 1999

                      SIMPSON MANUFACTURING CO., INC.
                      ADOPTS STOCKHOLDER RIGHTS PLAN


FOR IMMEDIATE RELEASE


Pleasanton, CA -- Simpson Manufacturing Co., Inc. (NYSE:SSD) (the "Company") announced today that it has adopted a Stockholder Rights Plan. The plan is designed to ensure that the Company's Board of Directors is able to take appropriate action to protect the interests of the Company and its stockholders. The plan would help the Board to maximize stockholder value in the event of a change of control of the Company, and otherwise to resist actions that the Board considers likely to injure the Company or its stockholders.

To implement the plan, the Company's Board of Directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of the Company's Common Stock held of record at the close of business on August 19, 1999. Each Right represents a contingent right to purchase, under certain circumstances, a fractional share of a newly-created series of preferred stock.

The Rights would become exercisable and trade independently from the Company's Common Stock upon the acquisition by a person or group of 15 percent or more of the Company's Common Stock, or ten days after commencement of a tender offer or exchange offer for the Company's Common Stock that would result in a person or group owning 15 percent or more of the Company's Common Stock.

The Rights expire July 29, 2009, unless redeemed earlier by the Company's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, but thereafter only in limited circumstances. The Rights distribution will not be taxable to stockholders.

For further information, contact Barclay Simpson at (925) 738-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       Simpson Manufacturing Co., Inc.
                                       -------------------------------
                                                (Registrant)



DATE:  August 3, 1999               By /s/Stephen B. Lamson
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                                              Stephen B. Lamson
                                           Chief Financial Officer